Exhibit 10.54

SECURITIES PURCHASE AGREEMENT

by and among

THE UNITED STATES DEPARTMENT OF THE TREASURY,

FIRSTMERIT CORPORATION

and

CITIZENS REPUBLIC BANCORP, INC.

Dated as of February 19, 2013

-i-

Section 7.07	Assignment	14

Section 7.08	Severability	14

-ii-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of February 19, 2013, by and between the United States Department of the Treasury (the “Seller”), FirstMerit Corporation, an Ohio corporation (the “Purchaser”), and Citizens Republic Bancorp, Inc., a Michigan corporation (the “Company”).

RECITALS

WHEREAS, the Seller is currently the owner of and holds (i) 300,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Company (the “Shares”) and (ii) a ten-year warrant to purchase 1,757,812.5 shares of Company Common Stock (the “Warrant”);

WHEREAS, on September 12, 2012, the Purchaser and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, (i) the Company will merge with and into the Purchaser, with the Purchaser continuing thereafter as the surviving corporation, and (ii) each outstanding share of Company Common Stock will convert into the right to receive shares of Purchaser Common Stock (collectively, the “Merger”);

WHEREAS, the Seller has delivered to the Company (with a copy to the Purchaser), concurrently herewith, a proxy (the “Merger Proxy”), as holder of the Shares, approving the Merger Agreement, which proxy is subject to, and shall automatically become effective upon, the approval of the Merger Agreement by the holders of Company Common Stock at a meeting of Company shareholders to be called by the Company for consideration thereof; and

WHEREAS, the Seller desires to (i) sell to the Purchaser, and the Purchaser desires to purchase from the Seller, subject to the terms and conditions contained in this Agreement, all of the Shares and (ii) exchange the Warrant for a warrant for shares of the Purchaser’s common stock substantially in the form attached hereto as Exhibit A (the “FirstMerit Warrant”) (the “Securities Purchase”).

NOW, THEREFORE, in consideration of the premises, and of the various representations, warranties, covenants and other agreements and undertakings of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01 Definitions of Certain Terms. For purposes of this Agreement, the following terms are used with the meanings assigned below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in the State of Michigan or the State of Ohio are required or authorized by Law to be closed.

“Closing” has the meaning set forth in Section 2.02(A).

“Closing Date” has the meaning set forth in Section 2.02(A).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Company and its consolidated Subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the effects of (i) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its Subsidiaries operate, (ii) changes or proposed changes after the date hereof in United States generally accepted accounting principles or regulatory accounting requirements, or authoritative interpretations thereof, (iii) changes or proposed changes after date hereof in securities, banking and other Laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (i), (ii) and (iii), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated Subsidiaries taken as a whole relative to comparable United States banking or financial services organizations), or (iv) changes in the market price or trading volume of the Company Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated Subsidiaries (it being understood and agreed that the exception set forth in this clause (iv) does not apply to the underlying reason giving rise to or contributing to any such change).

“Compensation Regulations” means any guidance, rule or regulation, as the same shall be in effect from time to time, promulgated pursuant to or implementing Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, or otherwise from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or its delegees.

“FirstMerit” means FirstMerit Corporation, an Ohio corporation.

“FirstMerit Warrant” has the meaning set forth in the recitals to this Agreement.

“FirstMerit Warrant Shares” means the shares of FirstMerit no par value common stock (“FirstMerit Common Stock”) issuable upon the exercise of the FirstMerit Warrant.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity.

“Liens” means any liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Proxy” has the meaning set forth in the recitals to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Common Stock” means the common stock, no par value per share, of the Purchaser.

“Regulatory Event” means, with respect to the Company, that (i) the Federal Deposit Insurance Corporation or any other applicable Governmental Entity shall have been appointed as conservator or receiver for the Company or any Subsidiary; (ii) the Company or any Subsidiary shall have been considered in “troubled condition” for the purposes of 12 U.S.C. Sec. 1831i or any regulation promulgated thereunder; (iii) the Company or any Subsidiary shall qualify as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 U.S.C. Sec. 1831o or other applicable Law; or (iv) the Company or any Subsidiary shall have become subject to any formal or informal regulatory action requiring the Company or any Subsidiary to materially improve its capital, liquidity or safety and soundness.

“Relevant Period” means the period in which any obligation of the Company arising from financial assistance under the Troubled Asset Relief Program remains outstanding, as it may be further described in the Compensation Regulations.

“Securities Purchase” has the meaning set forth in the recitals in this Agreement.

“Securities Purchase Agreement” has the meaning set forth in Section 4.08.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any person, any bank, corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

“Warrant” has the meaning set forth in the recitals to this Agreement.

Section 1.02 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

ARTICLE II

THE SECURITIES PURCHASE

Section 2.01 The Securities Purchase and Exchange.

(A) Purchase and Sale of the Shares. Subject to, and on the terms and conditions of, this Agreement, effective at the Closing, the Purchaser will purchase from the Seller, and the Seller will sell, transfer, convey, assign and deliver to the Purchaser, all of the Shares, free and clear of all Liens. The aggregate purchase price for the Shares shall be an amount in cash equal to (a) Three Hundred Million Dollars ($300,000,000) plus (b) all of the accrued and unpaid dividends on the Shares through and including the Closing Date (together, the “Purchase Price”).

(B) Exchange of Warrant. Subject to, and on the terms and conditions of, this Agreement, effective at the closing of the Merger and on the same day as the Closing, the Purchaser will deliver to the Seller or its designee the executed FirstMerit Warrant substantially in the form attached hereto as Exhibit A and, in exchange, the Seller will deliver to the Purchaser the Warrant.

Section 2.02 Closing of the Securities Purchase and Exchange. (A) Subject to Article V, the closing of the Securities Purchase (the “Closing”) shall be held (1) immediately prior to the filing of the certificates of merger with the Secretary of State of the State of Ohio and the Department of Licensing and Regulatory Affairs of the State of Michigan pursuant to which the Merger will be consummated or (2) at such other time or date that is agreed to in writing by the Seller and the Purchaser (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at such place as the Seller and the Purchaser shall mutually agree in writing.

(B) At the Closing, or simultaneously therewith, the following shall occur:

(1) the Seller will deliver to the Purchaser certificates for the Shares and the Warrant, duly endorsed in blank or accompanied by stock powers duly endorsed in blank;

(2) the Purchaser will pay the aggregate Purchase Price to the Seller, by wire transfer in immediately available funds, to an account designated in writing by the Seller to the Purchaser, such designation to be made not later than two Business Days prior to the Closing Date; and

(3) the Purchaser shall deliver to the Seller or its designee the executed FirstMerit Warrant in the form attached hereto as Exhibit A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

(A) Existence and Power. The Purchaser is duly organized and validly existing as a corporation under the Laws of the State of Ohio and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(B) Authorization. The execution and delivery of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly approved by all necessary corporate action of the Purchaser, and no other corporate or shareholder proceedings on the part of the Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery of this Agreement by the Seller and the Company) this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(C) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby, will violate any provision of the charter or bylaws or similar governing documents of the Purchaser or, assuming that the consents, approvals, filings and registrations referred to in Section 3.01(D) are received or made (as applicable), applicable Law.

(D) Consents and Approvals. Except for any consents, approvals, filings or registrations required in connection with the transactions contemplated by the Merger Agreement (including, but not limited to, approval by the Federal Reserve of the Securities Purchase), no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of the Purchaser are necessary in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

(E) Securities Matters. The Shares are being acquired by the Purchaser for its own account and without a view to the public distribution or sale of the Shares.

(F) Availability of Funds. The Purchaser will have as of the Closing sufficient funds available to consummate the transactions contemplated hereunder.

(G) The FirstMerit Warrant and the FirstMerit Warrant Shares. The FirstMerit Warrant has been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. The FirstMerit Warrant Shares have been duly authorized and reserved for issuance upon exercise of the FirstMerit Warrant and when so issued in accordance with the terms of the FirstMerit Warrant will be validly issued, fully paid and non-assessable.

Section 3.02 Representations and Warranties of the Company. The Company hereby represents and warrants to the Seller as follows:

(A) Existence and Power. The Company is duly organized and validly existing as a corporation under the Laws of the State of Michigan and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(B) Authorization. The execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly approved by all necessary corporate action of the Company, and no other corporate or shareholder proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery of this Agreement by the Seller and the Purchaser) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(C) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby, will violate any provision of the charter or bylaws or similar governing documents of the Company or, assuming that the consents, approvals, filings and registrations referred to in Section 3.02(D) are received or made (as applicable), applicable Law.

(D) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of the Company are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.01 Forbearances of the Seller. From the date hereof until the Closing, without the prior written consent of the Purchaser, the Seller will not:

(A) directly or indirectly transfer, sell, assign, distribute, exchange, pledge, hypothecate, mortgage, encumber or otherwise dispose of or engage in or enter into any hedging transactions with respect to, any of the Shares, the Warrant or any portion thereof or interest therein (other than pursuant to the Securities Purchase);

(B) revoke or terminate, or attempt to revoke or terminate, the Merger Proxy; or

(C) agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01(A).

Notwithstanding the foregoing, the Seller may undertake any of the actions set forth in Section 4.01(A) with an Affiliate of the Seller so long as this Agreement is assigned to such Affiliate in accordance with Section 7.07 of this Agreement. For the avoidance of doubt, until the Closing, except as expressly set forth in this Section 4.01, the Seller shall continue to be able to exercise all rights and privileges with respect to the Shares and the Warrant.

Section 4.02 Further Action. The Seller, the Purchaser and the Company (A) shall each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further action as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement and (B) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing or the consummation of the transactions contemplated by this Agreement (except as expressly permitted by the Merger Agreement).

Section 4.03 Merger Agreement. The Purchaser will not agree to any amendment, modification or waiver of any provision of the Merger Agreement (other than corrections of obvious errors, if any, or other ministerial amendments) to the extent such amendment, modification or waiver would adversely affect the Seller, without the prior written consent of the Seller.

Section 4.04 Merger. The Purchaser shall keep the Seller reasonably apprised of its progress in obtaining necessary regulatory approvals for the Merger and provide at least five (5) Business Days’ prior written notice of the anticipated Closing Date to the Seller. The Purchaser shall give the Seller prompt written notice of the approval of the Merger by the Federal Reserve and the holders of the Company Common Stock and the holders of FirstMerit Common Stock.

Section 4.05 Remaining Certification and Disclosure Requirements. The Company and the Purchaser acknowledge, the Company agrees to comply with, and following the Closing the Purchaser agrees to comply with, the applicable certification and disclosure requirements set forth in the Compensation Regulations, including without limitation those submissions that are required with respect to the final portion of the Relevant Period (see, for example, Sections 30.7(c) and (d), Sections 30.11(b) and (c) and Section 30.15(a)(3) of the Compensation Regulations and FAQ-14 in the Frequently Asked Questions to the Compensation Regulations, available at www.financialstability.gov).

Section 4.06 Transferability Restrictions Related to Long-Term Restricted Stock. The Company and the Purchaser acknowledge that any long-term restricted stock (as defined in Section 30.1 of the Compensation Regulations) awarded by the Company that has otherwise vested may not become transferable, or payable in the case of a restricted stock unit, at any time earlier than as permitted under the schedule set forth in the definition of long-term restricted stock in Section 30.1 of the Compensation Regulations. For this purpose, aggregate financial assistance received (for purposes of the definition of long-term restricted stock) includes the full original liquidation amount with respect to 300,000 Shares (see FAQ-15 in the Frequently Asked Questions to the Compensation Regulations, available at www.financialstability.gov). Upon the sale of the Shares to the Purchaser, in the event that any long-term restricted stock awarded by the Company is not permitted to become transferable, or payable in the case of a restricted stock unit, under the schedule set forth in the definition of long-term restricted stock in Section 30.1 of the Compensation Regulations, the Company or the Purchaser upon the Merger; shall cancel such long-term restricted stock and/or restricted stock units.

Section 4.07 Assumption of Obligations. Pursuant to Section 4.3 of the Company’s Securities Purchase Agreement, dated as of December 12, 2008, by and between the Company and the Seller (the “Securities Purchase Agreement”), effective as of the effective date of the Merger, the Purchaser does hereby expressly assume the due and punctual performance and observance of each and every covenant, agreement and condition of such Securities Purchase Agreement and all ancillary documents to be performed and observed by the Company solely with respect to the FirstMerit Warrant and the FirstMerit Warrant Shares. In addition, it is agreed that the term “Registrable Securities”, as defined in the Securities Purchase Agreement, shall be deemed to include the FirstMerit Warrant and the FirstMerit Warrant Shares.

ARTICLE V

CONDITIONS TO THE CLOSING

Section 5.01 Conditions to Each Party’s Obligations. The respective obligations of each of the Purchaser and the Seller to consummate the Securities Purchase are subject to the fulfillment, or written waiver by the Purchaser and the Seller, prior to the Closing, of each of the following conditions:

(A) Satisfaction of Conditions Precedent to the Merger. All conditions precedent to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger) shall have been satisfied or waived.

(B) Regulatory Approvals. All regulatory approvals required to consummate the Securities Purchase shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(C) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Securities Purchase shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Securities Purchase.

Section 5.02 Condition to Obligations of the Seller. The obligation of the Seller to consummate the Securities Purchase is also subject to the fulfillment, or written waiver by the Seller, prior to the Closing, of the following conditions:

(A) Other Events. None of the following shall have occurred since the date hereof:

(1) the Company or any of its Subsidiaries shall have (a) dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) become insolvent or unable to pay its debts or failed or admitted in writing its inability generally to pay its debts as they become due; (c) made a general assignment, arrangement or composition with or for the benefit of its creditors; (d) instituted or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall have been presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition shall have resulted in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (e) had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) sought or shall have become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) had a secured party take possession of all or substantially all its assets or had a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (h) caused or shall have been subject to any event with respect to it, which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (i) taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(2) a Governmental Entity in any jurisdiction shall have (a) commenced an action or proceeding against the Company or any of its Subsidiaries; or (b) issued or entered a temporary restraining order, preliminary or permanent injunction or other order binding upon the Company or any of its Subsidiaries, which in the case of (a) and (b) shall have had or shall be reasonably expected to have a Company Material Adverse Effect;

(3) any fact, circumstance, event, change, occurrence, condition or development shall have occurred that, individually or in the aggregate, shall have had or shall be reasonably likely to have a Company Material Adverse Effect; or

(4) any Regulatory Event not otherwise existing on the date hereof.

(B) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement shall be true and correct as though made on and as of the Closing Date.

(C) Consents and Approvals. All consents and approvals of, and filings and registrations with, all Governmental Entities and of or with any other third party by and on behalf of the Purchaser that are necessary in connection with the execution and delivery by the Company and the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby shall have been obtained or made, as applicable, and shall remain in full force and effect.

(D) Performance Obligations. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(E) Closing Certificates. The Company shall provide to Purchaser and Seller, certificates as to the Company’s compliance, through Closing, with all TARP Capital Purchase Program rules, including the Compensation Rules. Each of the Purchaser and the Company shall deliver to the Seller a certificate, dated as of the Closing Date, signed on behalf of such party by a senior executive officer thereof certifying to the effect that all conditions precedent to the Closing of such party have been satisfied.

(F) Legal Opinion. The Purchaser shall deliver to the Seller a legal opinion regarding the FirstMerit Warrant and the FirstMerit Warrant Shares, substantially in the form attached hereto as Exhibit C.

ARTICLE VI

TERMINATION

Section 6.01 Termination Events. This Agreement may be terminated at any time prior to the Closing:

(A) by mutual written agreement of the Purchaser and the Seller; or

(B) by the Purchaser, upon written notice to the Seller, or by the Seller, upon written notice to the Purchaser, in the event that the Closing Date does not occur on or before June 12, 2013; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 6.01(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date.

This Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

Section 6.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, and none of the Seller, the Purchaser, the Company, any affiliates of the Seller, the Purchaser or the Company or any officers, directors or employees of the Seller, the Purchaser or the Company or any of their respective affiliates shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that this Section 6.02 and Sections 7.03, 7.04, 7.05 and 7.06 shall survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Waiver; Amendment. Any provision of this Agreement may be (A) waived in writing by the Purchaser or the Seller based on the party benefiting by the provision, or (B) amended or modified at any time by an agreement in writing signed by the Purchaser and Seller, and also by the Company solely with respect to any amendments or modifications of Sections 3.02, 4.02, 4.05, 4.06, 5.02(E) and this 7.01 that affect the Company or its obligations hereunder. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

Section 7.02 Counterparts. This Agreement may be executed by facsimile or other electronic means and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.03 Governing Law; Choice of Forum; Waiver of Jury Trial. (A) This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdictions and venue of the United States District Court of the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon (i) the Purchaser at the address and in the manner set forth for notices to the Purchaser in Section 7.05, (ii) the Company at the address and in the manner set forth for notices to the Company in Section 7.05 and (iii) the Seller at the address and in the manner set forth for notices to the Seller in Section 7.05, but otherwise in accordance with federal law.

(B) To the extent permitted by applicable Law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

If requested by the Seller, the Purchaser shall pay all reasonable out of pocket and documented costs and expenses associated with this Agreement and the transactions contemplated by this Agreement, including, but not limited to, the reasonable fees, disbursements and other charges of the Sellers’s legal counsel and financial advisors.

All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Purchaser to:

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

Facsimile: (330) 384-7271

Attention: General Counsel

With a copy to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Facsimile: (404) 581-3939

Attention: Ralph F. MacDonald, III

If to the Company to:

Citizens Republic Bancorp, Inc.

328 S. Saginaw Street

Flint, Michigan 48502

Facsimile: (810) 257-2570

Attention: General Counsel

With a copy to:

Dykema Gossett PLLC

39577 Woodward Avenue, Suite 300

Bloomfield Hills, MI 48304

Facsimile: (248) 203-0763

Attention: Rex E. Schlaybaugh, Jr.

If to the Seller to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile: (202) 927-9225

Attention: Chief Counsel Office of Financial Stability

With a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Facsimile: (212) 504-6666

Attention: William P. Mills

This Agreement (together with the documents, agreements and instruments referred to herein, including the Merger Proxy) represents the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Purchaser and the Seller hereto, any rights or remedies hereunder.

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be null and void; provided, however, that the Seller may assign this Agreement to an Affiliate of the Seller. If the Seller assigns this Agreement to an Affiliate, the Seller shall be relieved of its obligations and liabilities under this Agreement but (i) all rights, remedies, obligations and liabilities of the Seller hereunder shall continue and be enforceable by and against and assumed by such Affiliate, (ii) the Purchaser’s obligations and liabilities hereunder shall continue to be outstanding and (iii) all references to the Seller herein shall be deemed to be references to such Affiliate. The Seller will give the Purchaser and the Company notice of any such assignment; provided, that the failure to provide such notice shall not void any such assignment.

Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement. or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIRSTMERIT CORPORATION

By:	/s/ Terrence E. Bichsel
Name:	Terrence E. Bichsel
Title:	Executive Vice President and Chief Financial Officer

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Cathleen H. Nash
Name:	Cathleen H. Nash
Title:	President and Chief Executive Officer

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name:	Timothy G. Massad
Title:	Assistant Secretary for Financial Stability

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

WARRANT TO PURCHASE COMMON STOCK

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF THE PURCHASE AGREEMENT (AS DEFINED HEREIN), A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT

to purchase

[—]

Shares of Common Stock

of FirstMerit Corporation

Effective Date: [—]

Section 7.04 Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning ascribed to it in the Purchase Agreement.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Original Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Original Warrantholder; otherwise, the average of all three determinations shall be binding upon the Company and the Original Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

“business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.

“Common Stock” means the common stock, no par value per share, of FirstMerit Corporation.

“Company” means the Person whose name, corporate or other organizational form and jurisdiction of organization is set forth in Item 1 of Schedule A hereto.

“conversion” has the meaning set forth in Section 13(b).

“convertible securities” has the meaning set forth in Section 13(b).

“CPP” has the meaning ascribed to it in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means the amount set forth in Item 2 of Schedule A hereto.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith or, with respect to Section 14, as determined by the Original Warrantholder acting in good faith. For so long as the Original Warrantholder holds this Warrant or any portion thereof, it may object in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof. If the Original Warrantholder and the Company are unable to agree on fair market value during the 10-day period following the delivery of the Original Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Original Warrantholder’s objection.

“Governmental Entities” has the meaning ascribed to it in the Purchase Agreement.

“Initial Number” has the meaning set forth in Section 13(b).

“Issue Date” means the date set forth in Item 3 of Schedule A hereto.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be (i) in the event that any portion of the Warrant is held by the Original Warrantholder, the fair market value per share of such security as determined in good faith by the Original Warrantholder or (ii) in all other circumstances, the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose and certified in a resolution to the Warrantholder. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time), provided that Ordinary Cash Dividends shall not include any cash dividends paid subsequent to the Issue Date to the extent the aggregate per share dividends paid on the outstanding Common Stock in any quarter exceed the amount set forth in Item 4 of Schedule A hereto, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Original Warrantholder” means the United States Department of the Treasury. Any actions specified to be taken by the Original Warrantholder hereunder may only be taken by such Person and not by any other Warrantholder.

“Permitted Transactions” has the meaning set forth in Section 13(b).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Per Share Fair Market Value” has the meaning set forth in Section 13(C).

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (a) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (b) any other offer available to substantially all holders of Common Stock, in the case of both (a) or (b), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchase Agreement” means the Securities Purchase Agreement – Standard Terms incorporated into the Letter Agreement, dated as of the date set forth in Item 5 of Schedule A hereto, as amended from time to time, between Citizens Republic Bancorp, Inc. and the United States Department of the Treasury (the “Letter Agreement”), including all annexes and schedules thereto.

“Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.

“trading day” means (a) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (b) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrantholder” has the meaning set forth in Section 2.

“Warrant” means this Warrant, issued pursuant to the Securities Purchase Agreement, dated as of February 19, 2013, by and among the United States Department of the Treasury, Citizens Republic Bancorp, Inc. and FirstMerit Corporation.

Section 7.05 Number of Shares; Exercise Price. This certifies that, for value received, the United States Department of the Treasury or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, after the receipt of all applicable Regulatory Approvals, if any, up to an aggregate of the number of fully paid and nonassessable shares of Common Stock set forth in Item 6 of Schedule A hereto, at a purchase price per share of Common Stock equal to the Exercise Price. The number of shares of Common Stock (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

Section 7.06 Exercise of Warrant; Term. Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time on the tenth anniversary of the Issue Date (the “Expiration Time”), by (a) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at the address set forth in Item 7 of Schedule A hereto (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (b) payment of the Exercise Price for the Shares thereby purchased:

(1) by having the Company withhold, from the shares of Common Stock that would otherwise be delivered to the Warrantholder upon such exercise, shares of Common stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day on which this Warrant is exercised and the Notice of Exercise is delivered to the Company pursuant to this Section 3, or

(2) with the consent of both the Company and the Warrantholder, by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals.

Section 7.07 Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of this Warrant at any time. The Company will (a) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (b) maintain such listings of such Shares at all times after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

Section 7.08 No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the pro-rated Exercise Price for such fractional share.

Section 7.09 No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

Section 7.10 Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

Section 7.11 Transfer/Assignment. (A) Subject to compliance with clause (b) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

(B) The transfer of the Warrant and the Shares issued upon exercise of the Warrant are subject to the restrictions set forth in Section 4.4 of the Purchase Agreement. If and for so long as required by the Purchase Agreement, this Warrant shall contain the legends as set forth in Sections 4.2(a) and 4.2(b) of the Purchase Agreement.

Section 7.12 Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

Section 7.13 Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

Section 7.14 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

Section 7.15 Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Purchase Agreement, sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

Section 7.16 Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 13 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 13 so as to result in duplication:

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(B) Certain Issuances of Common Shares or Convertible Securities. Until the earlier of (i) the date on which the Original Warrantholder no longer holds this Warrant or any portion thereof and (ii) the third anniversary of the Issue Date, if the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions (as defined below) or a transaction to which subsection (a) of this Section 13 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:

(1) the number of Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (a) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Company outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (b) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such date and (II) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and

(2) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (i) above.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions and (iv) in connection with the exercise of preemptive rights on terms existing as of the Issue Date. Any adjustment made pursuant to this Section 13(b) shall become effective immediately upon the date of such issuance.

(C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 13(a)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(D).

(E) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(a)), the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Warrantholder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of common stock that affirmatively make an election (or of all such holders if none make an election).

(F) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(G) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(H) [Intentionally Omitted].

(I) Other Events. For so long as the Original Warrantholder holds this Warrant or any portion thereof, if any event occurs as to which the provisions of this Section 13 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid. The Exercise Price or the number of Shares into which this Warrant is exercisable shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Company.

(J) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(K) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(J), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(L) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(M) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

Section 7.17 Exchange. At any time following the date on which the shares of Common Stock of the Company are no longer listed or admitted to trading on a national securities exchange (other than in connection with any Business Combination), the Original Warrantholder may cause the Company to exchange all or a portion of this Warrant for an economic interest (to be determined by the Original Warrantholder after consultation with the

Company) of the Company classified as permanent equity under U.S. GAAP having a value equal to the Fair Market Value of the portion of the Warrant so exchanged. The Original Warrantholder shall calculate any Fair Market Value required to be calculated pursuant to this Section 14, which shall not be subject to the Appraisal Procedure.

Section 7.18 No Impairment. The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

Section 7.19 Governing Law. This Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the Company and the Warrantholder agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia for any civil action, suit or proceeding arising out of or relating to this Warrant or the transactions contemplated hereby, and (b) that notice may be served upon the Company at the address in Section 20 below and upon the Warrantholder at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9 hereof. To the extent permitted by applicable law, each of the Company and the Warrantholder hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to the Warrant or the transactions contemplated hereby or thereby.

Section 7.20 Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

Section 7.21 Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

Section 7.22 Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Charter.

Section 7.23 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth in Item 8 of Schedule A hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 7.24 Entire Agreement. This Warrant, the forms attached hereto and Schedule A hereto (the terms of which are incorporated by reference herein), and the Letter Agreement (including all documents incorporated therein), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

[Form of Notice of Exercise]

Date:

To:	FirstMerit Corporation

Re:	Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of Common Stock

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(i) of the Warrant or cash exercise pursuant to Section 3(ii) of the Warrant, with consent of the Company and the Warrantholder)

Aggregate Exercise Price:

Holder:

By:
Name:
Title:

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

[—]

COMPANY:

FIRSTMERIT CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

[Signature Page to Warrant]

Schedule A

Item 1

Name: FirstMerit Corporation

Corporate or other organizational form: Corporation

Jurisdiction of organization: State of Ohio

Item 2

Exercise Price: $[—]

Item 3

Issue Date: [—]

Item 4

Amount of last dividend declared prior to the Issue Date: $[—]

Item 5

Date of Letter Agreement between Citizens Republic Bancorp, Inc. and the United States Department of the Treasury: December 12, 2008

Item 6

Number of shares of Common Stock: [—]

Item 7

Company’s address:

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

Item 8

Notice information:

If to the Company:

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

Facsimile: (330) 384-7271

Attention: General Counsel

If to the Warrantholder:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile: (202) 927-9225

Attention: Chief Counsel Office of Financial Stability

EXHIBIT B

CITIZENS REPUBLIC BANCORP, INC.

PROXY

This proxy is solicited on behalf of the Board of Directors of

Citizens Republic Bancorp, Inc.

The undersigned appoints Cathleen H. Nash and James L. Wolohan, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, each and all of the 300,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”), of Citizens Republic Bancorp, Inc. (“Citizens”) held of record by the undersigned at the close of business as of the date of this Proxy, subject to the following conditions:

1. This Proxy is subject to and shall automatically become effective immediately upon, the approval of the Agreement and Plan of Merger, dated as of September 12, 2012, by and between Citizens and FirstMerit Corporation (“FirstMerit”), by the majority of all votes entitled to be cast by holders of Citizens common stock at any meeting of Citizens’ shareholders called by Citizens for consideration thereof, or any adjournment of such special meeting; and

2. This Proxy shall automatically terminate upon the termination of the Securities Purchase Agreement, dated as of February 19, 2013, by and among the United States Department of the Treasury, Citizens and FirstMerit.

Subject to the foregoing conditions, the undersigned directs the proxies to vote the Preferred Shares FOR the approval of the Agreement and Plan of Merger, dated as of September 12, 2012, by and between Citizens and FirstMerit, and the transactions it contemplates.

IN WITNESS WHEREOF, the undersigned has executed this Proxy effective as of February 19, 2013.

U.S. DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name:	Timothy G. Massad
Title:	Assistant Secretary for Financial Stability

EXHIBIT C

FORM OF OPINION

1.	The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation.

2.	The FirstMerit Warrant has been duly authorized and, when executed and delivered as contemplated by the Agreement, will constitute a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.	The FirstMerit Warrant Shares have been duly authorized and reserved for issuance upon exercise of the FirstMerit Warrant and when so issued in accordance with the terms of the FirstMerit Warrant will be validly issued, fully paid and non-assessable.

4.	The Purchaser has the corporate power and authority to execute and deliver the Agreement and the FirstMerit Warrant and to carry out its obligations thereunder (which includes the issuance of the FirstMerit Warrant and FirstMerit Warrant Shares).

5.	The execution, delivery and performance by the Purchaser of the Agreement and the FirstMerit Warrant and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and its stockholders, and no further approval or authorization is required on the part of the Purchaser.

6.	The Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.